Microsoft Word 11.0.5604;      STARLIGHT PLACE, LP

                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2004



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                               STARLIGHT PLACE, LP



                                TABLE OF CONTENTS




                                                                           PAGE
                                                                           ----
Independent auditor's report                                                 1


Financial statements:

            Balance sheet                                                    2

            Notes to financial statements                                  3 - 5
























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                                      HA&W
               Certifield Public Accountants and Business Advisors

                          INDEPENDENT AUDITORS' REPORT


To the Partners of
STARLIGHT PLACE, LP

We have audited the accompanying balance sheets of STARLIGHT PLACE, LP as of December 31, 2004. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STARLIGHT PLACE, LP as of December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

April 26, 2005







                          Habif, Arogeti & Wynne, LLP
 Glenridge Highland Two* 5565 Glenridge Connector * Suit Atlanta, Georgia 30342
                404.892.9651 * Fax 404.876.3913 * WWW.hawcpa.com


An Independent Member of Baker Tilly International* Certified Public Accountants

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                               STARLIGHT PLACE, LP
                                  BALANCE SHEET
                                DECEMBER 31, 2004




                                     ASSETS
                                     ------

Land                                                                         $       248,710
Construction-in-progress                                                           2,611,444
Cash                                                                                   3,065
                                                                                ------------

                                                                             $     2,863,219
                                                                                ============
                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------

Liabilities
-----------
Construction loan payment                                                    $       261,437
Accrued developer fees                                                               117,320
                                                                                ------------
                                                                                     378,757
                                                                                ------------
Partner's Equity                                                                   2,484,462
----------------                                                                ------------
                                                                             $     2,863,219
                                                                                ============



                   See auditor's report and accompanying notes

                                       -2-

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                               STARLIGHT PLACE, LP
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

Note A
Summary of  Significant  Accounting  Policies
----------------------------------------------
Starlight Place, LP [the Partnership] was organized under a limited partnership under the laws of the state of Georgia. The Partnership agreement was amended and restated on August 31, 2004. The Partnership was formed to develop, construct, own, maintain and operate a 52-unit low and moderate income apartment complex known as Starlight Place, LP (the project), located in Americus, Georgia. The project is expected to be completed in 2005.

The following significant accounting policies have been followed in the preparation of the financial statements:

a.   Basis of  Accounting:
     ---------------------
     The financial statements of the Partnership are prepared on the accrual basis of accounting and in accordance with generally accepted accounting principles.

b.   Tenant Rent Receivables:
     ------------------------
     Management considers tenant rent receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required. Uncollectible rent receivables are changed to operations upon management's determination that collection of the receivable is unlikely.

c.   Use of Estimates:
     -----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial the statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.   Organization Costs:
     -------------------
     Organization costs are expensed as incurred.

e.   Rental Income:
     --------------
     Rental income is recognized from apartment rentals as they accrue. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

f.   Income Taxes:
     -------------
     Profit or loss of the Partnership is allocated 0.01% to the general partners and 99.99% to the investor limited partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

                                        3
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                               STARLIGHT PLACE, LP
                          NOTED TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

Note A
Summary of Significant Accounting Policies (Continued)
------------------------------------------------------
g.   Capitalization:
     ---------------
     Property is stated at cost, which includes the purchase price of the land construction costs, as well as certain indirect costs related to the acquisition and construction. Costs are allocated to project components by the specific identification method. Interest, property taxes, and property insurance are capitalized while construction is in progress.

     Once the Project is completed and in service, depreciation will be provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

                           Buildings                                    40 years
                           Land improvements                            15 years
                           Furniture and Fixtures                        5 years

Note B
Concentration of Credit Risk
----------------------------
The Partnership maintains cash deposits in depository institutions. The amount of accounting loss due to credit risk the Partnership would incur if the financial depository institution failed would be the cash deposits in excess of the $100,000 amount per depositor that is federally insured.

Note C
Construction Loan Payable:
--------------------------
The Partnership secured a construction loan of $375,000 from the Lewiston State Bank (Bonneville Mortgage Company) for the purpose of funding the construction costs of the Project. The loan accrues interest at 7.57% per annum until the conversion date, which is to be no later than May 1, 2006. If the construction loan is converted, the permanent loan will mature 360 months from the first day of the month following the conversion date and the interest rate will be 7.57% computed on the basis of a 360-day year. The note is collateralized by a deed to secure debt on the rental property.

The  obligation  arising from the Loan  Agreement has been secure through a Loan
Note Guarantee (the USDA Guarantee) under the section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Construction Note.

Under an interest credit and rental assistance agreement with Rural Development, an interest credit is provided, thus reducing the interest rate approximately 3% annually. The interest credit is treated as additional income with interest expense being recorded at the note rate. An annual application as required by Rural Development must be submitted in order to be eligible for the interest credit. Eligibility begins when the construction loan is converted to a permanent loan.
                                      -4-

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Note D
Commitments and Contingencies:
------------------------------
The Partnership has entered into a contract with a general contractor to construct the apartment complex in the amount of $3,727,300. As of December 31, 2004, the Partnership has made payments totaling $2,250,452 under this contract.

Note E
Development Fees:
-----------------
The developer, an affiliate of the general partner of the Partnership, will receive a developer's fee of $586,600 for it's service during the development and construction of the Project. The fee is to be paid in installments as defined in the development agreement. As of December 31, 2004, $117,320 of the fee has been earned under the terms of the agreement and capitalized as part of building costs.

Note F
Low-Income Housing Tax Credits:
-------------------------------
The Partnership applied for and received a carryover allocation of low-income housing tax credits for the Project of $4,403,380 from the Georgia Department of Community Affairs to be claimed over a 10-year period, which will begin upon initial occupancy of the units by eligible tenants. The annual credit amount is contingent upon a final cost certification and complying with certain requirements regarding tenant eligibility, rent charges and operating methods.

The Partnership agreement has a special provision that will apply should the Project fail to qualify for all or a portion of the credit allocation or fail to comply with eligibility requirements during the 15-year compliance period.

                                      -5-
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